KINETICS MUTUAL FUNDS, INC. and KINETICS PORTFOLIOS TRUST
SECOND AMENDMENT TO THE CUSTODY AGREEMENT

THIS SECOND AMENDMENT dated as of this 5th day of March, 2007, to the Custody Agreement, dated as of June 26, 2006 as amended December 15, 2006, is entered into by and among Kinetics Mutual Funds, Inc., a Maryland corporation, Kinetics Portfolios Trust, a Delaware business trust and U.S. Bank National Association, a national banking association organized and existing under the laws of the United State of America with its principal place of business at Cincinnati, Ohio.

RECITALS

WHEREAS, the parties have entered into a Custody Agreement dated as of June 26, 2006, as previously amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement; and

WHEREAS, Article 14.2 of the Agreement allows for its amendment by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Exhibit D, the fee schedule of the Agreement, is hereby superseded and replaced with Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS MUTUAL FUNDS, INC.	U.S. BANK NATIONAL ASSOCIATION

By: /s/Jay Kesslen	By: /s/Michael R. McVoy

Name: Jay Kesslen	Name: Michael R. McVoy

Title: Assistant Secretary	Title: Vice President

KINETICS PORTFOLIOS TRUST

By: /s/Jay Kesslen

Name: Jay Kesslen

Title: Assistant Secretary